Exhibit 99.1

November 5, 2003

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

            GCI REPORTS DETAILED THIRD QUARTER 2003 FINANCIAL RESULTS

          o Restructured bank facility to save $6 million per year in interest costs
          o   Net income of $4.5 million or $0.07 per diluted share
          o   Consolidated revenue of $98.3 million
          o   EBITDA of $30.7 million

         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported net income of $4.5 million, or earnings per diluted share of $0.07, for the third quarter of 2003. The company's third quarter net income compares to income of $5.1 million, or earnings per diluted share of $0.08, in the same period of 2002.

          For the nine months that ended September 30, 2003, GCI recorded net income of $11.9 million, or earnings per diluted share of $0.18. This is after the cumulative effect of a change in accounting principle, net of income tax benefit, of ($0.5) million, or earnings per diluted share of ($0.01). During the same period in 2002, GCI recorded net income of $6.2 million, or earnings per share of $0.08.

         GCI's third quarter 2003 revenues totaled $98.3 million, an increase of
3.9 percent over third quarter 2002 revenues of $94.6 million. For the current quarter, earnings before interest, taxes, depreciation, amortization and accretion (EBITDA) totaled $30.7 million, an increase of $0.4 million or 1.3 percent over the same quarter in 2002. Third quarter 2002 EBITDA totaled $30.3 million.

         Sequentially, revenues for the company increased 2.5 percent over second quarter 2003 revenues of $95.9 million. GCI's third quarter EBITDA of $30.7 million compares to EBITDA of $30.8 million in the second quarter of 2003.

         For the third quarter 2003, GCI exceeded its revenue guidance but was below its EBITDA guidance. The company provided guidance for revenues of approximately $95 million to $97 million, and approximately $32 million of EBITDA. The reduction in EBITDA is attributed primarily to increases in operating costs associated with regulatory proceedings and marketing costs. In addition, GCI recorded a benefit of approximately $0.65 million relating to the reduction of its reserve for uncollectible accounts from MCI, but the effect was mostly offset by an addition to the reserve for a potentially uncollectible amount under another contract.

         GCI has closed the restructuring of its senior bank facility reducing the interest rate it pays from LIBOR plus 650 basis points to LIBOR plus 325 basis points. The reduced borrowing rate is expected to save GCI approximately $6 million per year in interest costs based on the current loan balance. In connection with the restructuring GCI plans to write off approximately $5.0 million in un-amortized loan fees in the fourth quarter of 2003.

         "While we are disappointed that we missed the third quarter EBITDA guidance that should not distract from the fact that we turned in a solid quarter," said Ron Duncan, GCI president. "We generated record revenues and for all but one of our business units revenues were up over last year."

         "I said nine months ago that this would be a challenging year and it has been. However, there is much good news on the horizon. MCI's traffic is recovering and they are poised to emerge from bankruptcy. The Alaska economy is strong and there is reason to believe the Lower 48 economy may be turning the corner."

         "Additionally, the State of Alaska recently terminated a major contract with a competitor and we now have the opportunity to capture a significant new business there. GCI continues to perform solidly and is well positioned to continue our growth."

         "We look forward to the results of the fourth quarter when we expect revenues of approximately $103 million to $105 million and EBITDA of approximately $31 million, excluding the effects of any receivable recovery from MCI."

Customer Highlights
o The local services business added 1,500 access lines during the third quarter and now serves 103,400 local lines, an estimated 21 percent share of the total access line market in Alaska.
o The number of customers served on GCI's statewide dial-up Internet platform decreased during the third quarter as more customers continue to migrate to cable modems. More than 42,800 Internet customers are using GCI cable modem service, an increase of 2,300 over the second quarter of 2003.
o GCI cable television services now pass 201,127 homes and serve 135,300 basic subscribers. Basic subscribers decreased sequentially by 1,930 subscribers from the second quarter of 2003. The decrease in subscribers is attributable in part to normal seasonal declines of hotel customers and slower reconnections of residential customers for the fall and winter seasons.
o Digital special interest subscribers increased sequentially by 4,100 when compared to the second quarter of 2003. GCI serves 34,800 digital customers in Anchorage, Fairbanks, Juneau, Kenai, Soldotna, Ketchikan and the Mat-Su Valley area.
o Long-distance billable minutes increased 4.7 percent to 314.4 million minutes for the third quarter as compared to the same quarter of 2002, and increased 11.8 percent sequentially.

Long Distance Results
         Long distance and related revenues for the third quarter of 2003 decreased $0.3 million, or 0.5 percent, to $60.2 million as compared to $60.5 million for the third quarter of 2002. Broadband, private line and other data revenues including high capacity leases increased 21.1 percent to $21.8 million during the third quarter of 2003 as compared to $18.0 million in the same period of 2002. The increase in broadband, private line and dedicated data services revenues, product sales and high capacity lease revenues of $3.8 million offset a $3.3 million decrease in switched minutes revenues for the third quarter of 2003. Switched minutes revenues, as expected, continue to decline as a result of lower rates. For the third quarter of 2003 long distance EBITDA totaled $20.5 million as compared to $21.5 million in the third quarter of 2002. The decline in EBITDA for the third quarter of 2003 is primarily attributable to an increase in general and administrative expenses.

         Long distance revenues of $60.2 million for the third quarter of 2003 are up $2.2 million, an increase of 3.8 percent, from $58.0 million in the second quarter of 2003. Switched minutes revenues increased $1.6 million sequentially from the second quarter of 2003 primarily due to the seasonal increase in minutes offset, in part, by slightly lower rates. Broadband, private line and other data revenues including high capacity leases increased 2.8 percent from $21.2 million in the second quarter of 2003. Long distance EBITDA of $20.5 million for the third quarter of 2003 increased 5.7 percent from $19.4 million in the second quarter of 2003. The sequential increase in EBITDA is primarily attributable to the increase in revenues.

         Total minutes-of-use are up 4.7 percent in the third quarter of 2003 when compared to the third quarter of 2002. Sequentially, minutes-of-use are up
11.8 percent over the prior quarter of 2003. The increase in minutes is attributable to the seasonal increase in network minutes, including an increase in minutes carried for other common carriers.

         The total number of billed long distance customers decreased 2.3 percent when customer counts are compared between September 2003 and June 2003.

Cable Television Results
         Cable television revenues for the third quarter increased 7.2 percent to $23.7 million from $22.1 million in the third quarter of 2002, and were down slightly from $23.9 million in the second quarter of 2003. EBITDA of $9.7 million for the third quarter of 2003 remained steady from the third quarter of 2002, and decreased 11.8 percent from $11.0 million in the second quarter of 2003. The increase in revenues year-over-year is due, in part, to the increase in basic subscribers and more sales of digital television and cable modem services. The sequential decline in EBITDA is due, in part, to higher programming costs and marketing costs related to the launch of the Alaska Airlines mileage plan announced on September 2, 2003.

         Gross margins, as a percentage of revenues, decreased by 176 basis points year-over-year and 117 basis points sequentially. The company incurred increases in programming costs during the third quarter of 2003 that were not offset by the growth rate in higher value products such as digital cable service and cable modems. GCI expects the growth in digital cable service and cable modems will help mitigate the margin effects of increasing programming and copyright costs in future periods.

          As of September 30, 2003, the company's cable television operation passes 201,127 homes and serves 135,300 basic subscribers (109,885 equivalent basic subscribers). For the third quarter, average revenue per equivalent basic subscriber was $71.77, an increase of 8.1 percent when compared to the third quarter 2002 average revenue of $66.38. Sequentially, average revenue was up 1.1 percent, from $70.99, over the second quarter of 2003. Basic subscribers decreased sequentially by 1,930 subscribers from the second quarter of 2003. The decrease in subscribers is attributable, in part, to normal seasonal declines of hotel customers and slower reconnections of residential customers for the fall and winter seasons.

         The company offers digital special interest (DSI) cable television service in Anchorage, Fairbanks, Juneau, Kenai, Soldotna, Ketchikan and the Mat-Su Valley area. GCI served 34,800 DSI customers at the end of the third quarter of 2003, an increase of 4,100 customers over the second quarter of 2003. The increase in DSI customers is attributed, in part, to the roll out of DSI service in Ketchikan, completion of the roll out in the Mat-Su Valley area and new marketing efforts, mainly in the Anchorage area.

         GCI, along with the other largest publicly traded multiple system operators, signed a pledge to support and adhere to new voluntary reporting guidelines on common operating statistics to provide investors and others with a better understanding of the company's operations. The operating statistics below include capital expenditures and customer information from our cable services segment and the components of our local access services and Internet services segments which offer services utilizing our cable services' facilities.

         GCI's capital expenditures by standard reporting category for the nine-months ending September 30, 2003 and 2002 follow (amounts in thousands):

                                                      2003             2002
                                                  ------------    ------------
Customer premise equipment ("CPE")               $   6,880            5,763
Commercial                                             380              443
Scalable infrastructure                              1,000            2,757
Line extensions                                        601              620
Upgrade/rebuild                                      1,816            3,846
Support capital                                        372            5,398
                                                  ------------    ------------
                                                 $  11,049           18,827
                                                  ------------    ------------

         The standard definition of a customer relationship is the number of customers who receive at least one level of service, encompassing voice, video, and data services, without regard to which services customers purchase. These relationships do not include local telephone customers except those served by the cable television plant. At September 30, 2003 and 2002, GCI's cable business had 122,379 and 120,133 customer relationships, respectively.

         The standard definition of a revenue-generating unit is the sum of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets. At September 30, 2003 and 2002, GCI's cable business had 178,168 and 167,606 revenue generating units, respectively. The increase in the revenue generating units of 375 and 1,174 from June 30, 2003 and 2002, respectively, is due to an increase in the number of cable modem customers partially offset by the seasonal decline in hotels that only subscribe to cable television services for the summer tourist season. Each hotel room is considered a revenue-generating unit.

Local Telephone Results
         For the third quarter 2003, local telephone service revenues totaled $9.5 million, an increase of 17.3 percent, when compared to $8.1 million in the third quarter of 2002. Sequentially, revenue increased 3.3 percent, from $9.2 million, over the second quarter of 2003. The increase in year-over-year and sequential revenues is attributable to increasing customer counts.

         In the third quarter, local services generated a $0.9 million EBITDA loss, an improvement of $0.5 million over the $1.4 million loss in the third quarter of 2002. Sequentially, the third quarter EBITDA loss was slightly less than the $1.0 million EBITDA loss in the second quarter of 2003. If the local telephone business was given credit for access cost savings on calls placed by GCI long distance customers who are also GCI local customers, the company's local telephone business would have reported positive EBITDA. In the third quarter of 2003 these access cost savings totaled $1.6 million. GCI's local telephone business has been generating positive cash flow on a stand-alone basis since the first quarter of 2000.

          At the end of third quarter 2003, GCI provided local service to approximately 103,400 access lines statewide. This represents an increase of 1,500 access lines, or 1.5 percent, over the 101,900 access lines reported at the end of the second quarter 2003. The company estimates it has attained a 21 percent share of the total access line market in Alaska. Approximately 87 percent of GCI's access lines are provisioned on its own facilities or on resold local loops.

Internet Access Results
         At the end of the third quarter 2003, GCI had 93,900 total statewide Internet customers, an increase of 1,700 customers sequentially and 8,000 year-over-year. GCI's total statewide Internet customers included 42,800 subscribers using cable modem access. This represents an increase of 2,300 subscribers, or 5.7 percent, over the prior quarter's subscriber count of 40,500. On a year-over-year basis, GCI experienced a 29.7 percent increase in cable modem subscribers, from 33,000, over the third quarter of 2002.

         Internet access revenues for the third quarter 2003 totaled $4.9 million, an increase of 25.6 percent year-over-year and 2.1 percent sequentially. Third quarter 2002 revenues were $3.9 million and second quarter 2003 revenues were $4.8 million. The increase in Internet access revenues is attributed to existing subscribers adding additional features and services, and customer migration from the dial-up platform to cable modem or GCI's LiveWire high speed Internet service.

         The third quarter EBITDA totaled $1.3 million, an improvement of $0.7 million year-over-year and a decrease of $0.1 million sequentially. Third quarter 2002 EBITDA was $0.6 million and second quarter 2003 EBITDA was $1.4 million. Year-over-year results continue to improve, reflecting increasing economies of scale, operating cost controls and migration of dial up customers to higher speed Internet service. Sequential EBITDA is down slightly due to marketing costs associated with the Alaska Airlines mileage plan, partially offsetting the effect of continued revenue growth.

         During the first quarter of 2003, GCI began offering a new cable modem service called LiteSpeed. It is positioned as an alternative product between dial-up service and high speed cable modem service. LiteSpeed is offered at $24.99 per month to GCI long distance customers. At the end of the third quarter 2003, GCI had 1,800 LiteSpeed customers, a sequential increase of 550 customers over the second quarter of 2003.

         GCI began offering Internet access services during 1998 and its dial-up Internet service is offered in most major Alaska markets. GCI high speed Internet service is available to more than 95 percent of the homes in Alaska.

Other Items
         During the three months ending September 30, 2003, core capital expenditures decreased to $12.2 million as compared to $16.8 million in the third quarter of 2002. Additionally, GCI spent $4.8 million relating to the new undersea fiber. GCI generated approximately $4.3 million of free cash flow during the third quarter before repayment of $5.0 million of senior debt.

         GCI will hold a conference call to discuss the quarter's results on Thursday, November 6, 2003 beginning at 2 p.m. (Eastern). To access the briefing on November 6, dial 888-791-1856 (international callers should dial 773-756-4602) and identify your call as "GCI." In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A reply of the call will be available for 72-hours by dialing 800-925-1760, access code 7461 (international callers should dial 402-998-0846).

         GCI is the largest Alaska-based and operated integrated telecommunications provider. The company provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

         The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                                      # # #

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                                                               (Unaudited)
                                                                              September 30,       December 31,
                                  Assets                                          2003               2002
-----------------------------------------------------------------------------------------------------------------
                             (Amounts in thousands)
Current assets:
  Cash and cash equivalents                                               $       10,780             11,940
                                                                           --------------------------------------
  Receivables:
   Trade                                                                          60,107             63,111
   Employee                                                                          292                391
   Other                                                                           2,602              3,093
                                                                           --------------------------------------
                                                                                  63,001             66,595
   Less allowance for doubtful receivables                                         2,359             14,010
                                                                           --------------------------------------
     Net receivables                                                              60,642             52,585
                                                                           --------------------------------------

  Prepaid and other current assets                                                11,605              9,171
  Deferred income taxes, net                                                       8,644              8,509
  Notes receivable with related parties                                            1,053                697
  Property held for sale                                                           1,037              1,037
  Inventories                                                                        537                400
                                                                           --------------------------------------
       Total current assets                                                       94,298             84,339
                                                                           --------------------------------------

Property and equipment in service, net of depreciation                           371,564            381,394
Construction in progress                                                          22,981             16,958
                                                                           --------------------------------------
       Net property and equipment                                                394,545            398,352
                                                                           --------------------------------------

Cable certificates, net of amortization of $26,775 and $26,884 at
  September 30, 2003 and December 31, 2002, respectively                         191,241            191,132
Goodwill, net of amortization of $7,200 at September 30, 2003 and
  December 31, 2002                                                               41,972             41,972
Other intangible assets, net of amortization of $1,522 and $1,848
  at September 30, 2003 and December 31, 2002, respectively                        3,304              3,460
Deferred loan and senior notes costs, net of amortization of $6,630 and
  $4,110 at September 30, 2003 and December 31, 2002, respectively                10,237              9,961
Notes receivable with related parties                                              5,246              5,142
Other assets, at cost, net of amortization of $52 and $24 at
  September 30, 2003 and December 31, 2002, respectively                           8,229              4,424
                                                                           --------------------------------------
    Total other assets                                                           260,229            256,091
                                                                           --------------------------------------
       Total assets                                                       $      749,072            738,782
                                                                           ======================================

                                                                                                 (Continued)

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Continued)
                                                                               (Unaudited)
                                                                              September 30,       December 31,
                   Liabilities and Stockholders' Equity                           2003               2002
-----------------------------------------------------------------------------------------------------------------
                             (Amounts in thousands)
Current liabilities:
  Current maturities of obligations under long-term debt
    and capital leases                                                    $       24,017              1,857
  Accounts payable                                                                28,865             33,605
  Deferred revenue                                                                20,501             18,290
  Accrued payroll and payroll related obligations                                 15,566             11,821
  Accrued liabilities                                                              6,605              5,763
  Accrued interest                                                                 2,961              7,938
  Subscriber deposits                                                                691                889
                                                                           --------------------------------------
     Total current liabilities                                                    99,206             80,163

Long-term debt, excluding current maturities                                     330,000            357,700
Obligations under capital leases, excluding current maturities                    40,529             44,072
Obligations under capital leases due to related party,
  excluding current maturities                                                       685                703
Deferred income taxes, net of deferred income tax benefit                         25,380             16,061
Other liabilities                                                                  6,092              4,956
                                                                           --------------------------------------
       Total liabilities                                                         501,892            503,655
                                                                           --------------------------------------

Redeemable preferred stocks                                                       26,907             26,907
                                                                           --------------------------------------

Stockholders' equity Common stock (no par):
    Class A. Authorized 100,000 shares; issued 52,238 and 51,795
     shares at September 30, 2003 and December 31, 2002, respectively            200,950            199,903

    Class B.  Authorized 10,000 shares; issued 3,871 and 3,875 shares at September 30, 2003 and December 31, 2002, respectively;
      convertible on a share-per-share basis into Class A common stock             3,271              3,274

    Less cost of 338 and 317 Class A common shares held in treasury
      at September 30, 2003 and December 31, 2002, respectively                   (1,917)            (1,836)

  Paid-in capital                                                                 11,837             11,222
  Notes receivable with related parties issued upon stock option exercise         (5,650)            (5,650)
  Retained earnings                                                               12,204              1,847
  Accumulated other comprehensive loss                                              (422)              (540)
                                                                           --------------------------------------
       Total stockholders' equity                                                220,273            208,220
Commitments and contingencies
                                                                           --------------------------------------
       Total liabilities and stockholders' equity                         $      749,072            738,782
                                                                           ======================================

                                              GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   (Unaudited)                          (Unaudited)
                                                       Three Months Ended September 30,       Nine Months Ended September 30,
                                                           2003               2002                2003               2002
                                                      ---------------- ------------------  ------------------- ------------------
                                                                   (Amounts in thousands, except per share amounts)

Revenues                                           $      98,327             94,550              287,043            275,500

Cost of sales and services                                31,870             30,375               92,189             92,473
Selling, general and administrative expenses              35,262             32,209              102,549             96,095
Bad debt expense                                             533              1,677                1,932             12,874
Depreciation, amortization and accretion expense          13,067             13,936               39,368             41,806
                                                    --------------------------------------  --------------------------------------
   Operating income                                       17,595             16,353               51,005             32,252
                                                    --------------------------------------  --------------------------------------

Other income (expense):
  Interest expense                                        (8,845)            (7,477)             (27,137)           (20,304)
  Amortization of loan and senior notes fees                (631)              (321)              (2,329)            (1,449)
  Interest income                                            162                107                  493                335
                                                    --------------------------------------  --------------------------------------
   Other expense, net                                     (9,314)            (7,691)             (28,973)           (21,418)
                                                    --------------------------------------  --------------------------------------
   Net income before income taxes and cumulative
    effect of a change in accounting principle             8,281              8,662               22,032             10,834

Income tax expense                                         3,752              3,599                9,598              4,662
                                                    --------------------------------------  --------------------------------------
   Net income before cumulative effect of a change
    in accounting principle                                4,529              5,063               12,434              6,172

Cumulative effect of a change in accounting
  principle, net of income tax benefit of $367                 -                  -                 (544)                 -
                                                    --------------------------------------  --------------------------------------
       Net income                                  $       4,529              5,063               11,890              6,172
                                                    ======================================  ======================================

Basic net income per common share:
  Net income before cumulative effect of a change
    in accounting principle                        $        0.07               0.08                 0.20               0.08
  Cumulative effect of a change in accounting
    principle, net of income tax benefit of $367               -                  -                (0.01)                 -
                                                    --------------------------------------  --------------------------------------
       Net income                                  $        0.07               0.08                 0.19               0.08
                                                    ======================================  ======================================

Diluted net income per common share:
  Net income before cumulative effect of a change
    in accounting principle                        $        0.07               0.08                 0.19               0.08
  Cumulative effect of a change in accounting
    principle, net of income tax benefit of $367               -                  -                (0.01)                 -
                                                    --------------------------------------  --------------------------------------
       Net income                                  $        0.07               0.08                 0.18               0.08
                                                    ======================================  ======================================

Non-GAAP Financial Reconciliation Schedule
(Unaudited)                                                         Three Months Ended                      Nine Months Ended
                                                      September 30,   September 30,                    September 30,  September 30,
(Amounts in Millions)                                     2003            2002        June 30, 2003        2003           2002
                                                      -------------  -------------    -------------    -------------  -------------
EBITDA (Note 1)                                       $   30.7            30.3             30.8            90.4           74.1
Depreciation, amortization and accretion expense          13.1            13.9             12.8            39.4           41.8
                                                      -------------  -------------    -------------    -------------  -------------
  Operating income                                        17.6            16.4             18.0            51.0           32.3
                                                      -------------  -------------    -------------    -------------  -------------
Other income (expense):
Interest expense                                          (8.9)           (7.5)            (9.1)          (27.1)         (20.3)
Deferred loan and senior notes fee expense                (0.6)           (0.3)            (0.6)           (2.4)          (1.5)
Interest income                                            0.2             0.1              0.1             0.5            0.3
                                                      -------------  -------------    -------------    -------------  -------------
  Other expense, net                                      (9.3)           (7.7)            (9.6)          (29.0)         (21.5)
                                                      -------------  -------------    -------------    -------------  -------------
Net income before income taxes and
  cumulative effect of a change in accounting
  principle                                                8.3             8.7              8.4            22.0           10.8

Income tax expense                                         3.8             3.6              3.6             9.6            4.6
                                                      -------------  -------------    -------------    -------------  -------------
Net income before cumulative effect of a
  change in accounting principle                           4.5             5.1              4.8            12.4            6.2

Cumulative effect of a change in accounting
   principle, net of income tax benefit of $0.4              -               -                -            (0.5)             -
                                                      -------------  -------------    -------------    -------------  -------------
Net income                                            $    4.5             5.1              4.8            11.9            6.2
                                                      =============  =============    =============    =============  =============

Notes:
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Net Other Expense, Taxes, and Depreciation, Amortization and Accretion. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with Generally Accepted Accounting Principles (GAAP) GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

Traditional Summary              Nine Months Ended September 30, 2003               Nine Months Ended September 30, 2002
(Unaudited)                      ------------------------------------               ------------------------------------
                               Long            Local                              Long            Local
                             Distance  Cable  Services  Internet  Combined      Distance  Cable  Services  Internet  Combined
                            ----------------------------------------------      ---------------------------------------------
Revenues                    $174,521  71,009  27,211     14,302   287,043       175,256  65,322  23,510     11,412   275,500

Cost of sales                 50,972  19,435  17,445      4,337    92,189        56,197  17,740  14,964      3,572    92,473
                            ----------------------------------------------      ---------------------------------------------
   Contribution              123,549  51,574   9,766      9,965   194,854       119,059  47,582   8,546      7,840   183,027
                            ----------------------------------------------      ---------------------------------------------
Selling, general and
  administrative expenses     63,640  19,786  12,902      6,221   102,549        58,638  18,597  12,159      6,701    96,095
Bad debt expense               1,397     535       -          -     1,932        12,874       -       -          -    12,874
                            ----------------------------------------------      ---------------------------------------------
  EBITDA                      58,512  31,253  (3,136)     3,744    90,373        47,547  28,985  (3,613)     1,139    74,058

Depreciation & amortization   20,786  13,441   2,612      2,529    39,368        24,536  12,056   2,547      2,667    41,806
                            ----------------------------------------------      ---------------------------------------------
   Operating income (loss)  $ 37,726  17,812  (5,748)     1,215    51,005        23,011  16,929  (6,160)    (1,528)   32,252
                            ==============================================      =============================================

Integrated Summary EBITDA
(Unaudited)                      Nine Months Ended September 30, 2003               Nine Months Ended September 30, 2002
                                 ------------------------------------               ------------------------------------
                                                   Enter-                                             Enter-
                               Voice      Data     tainment    Combined         Voice       Data      tainment     Combined
                              -----------------------------------------        --------------------------------------------
Traditional Summary EBITDA:
  Long Distance              $ 58,512                           58,512         47,547                                47,547
  Cable                                             31,253      31,253                                  28,985       28,985
  Local Services               (3,136)                          (3,136)        (3,613)                               (3,613)
  Internet                                3,744                  3,744                      1,139                     1,139
                              -----------------------------------------        --------------------------------------------
                               55,376     3,744     31,253      90,373         43,934       1,139       28,985       74,058

EBITDA Reallocations:
   Long Distance              (25,597)   25,597                      -        (23,521)     23,521                         -
   Cable                                  6,894     (6,894)          -                      4,930       (4,930)           -
   Local Services                 (82)       82                      -           (113)        113                         -
                              -----------------------------------------        --------------------------------------------
   Integrated Summary EBITDA $ 29,697    36,317     24,359      90,373         20,300      29,703       24,055       74,058
                              =========================================        ============================================

Traditional Summary             Three Months Ended September 30, 2003              Three Months Ended September 30, 2002
(Unaudited)                     -------------------------------------              -------------------------------------
                               Long            Local                              Long            Local
                             Distance  Cable  Services  Internet  Combined      Distance  Cable  Services  Internet  Combined
                            ----------------------------------------------      ---------------------------------------------
Revenues                    $ 60,166  23,699   9,540      4,922    98,327        60,470  22,057   8,096      3,927    94,550

Cost of sales                 17,822   6,604   5,933      1,511    31,870        18,058   5,759   5,331      1,227    30,375
                            ----------------------------------------------      ---------------------------------------------
   Contribution               42,344  17,095   3,607      3,411    66,457        42,412  16,298   2,765      2,700    64,175
                            ----------------------------------------------      ---------------------------------------------
Selling, general and
  administrative expenses     21,485   7,222   4,470      2,085    35,262        19,242   6,647   4,187      2,133    32,209
Bad debt expense                 365     168       -          -       533         1,677       -       -          -     1,677
                            ----------------------------------------------      ---------------------------------------------
   EBITDA                     20,494   9,705    (863)     1,326    30,662        21,493   9,651  (1,422)       567    30,289

Depreciation & amortization    6,983   4,379     876        829    13,067         8,057   3,790     879      1,210    13,936
                            ----------------------------------------------      ---------------------------------------------
   Operating income (loss)  $ 13,511   5,326  (1,739)       497    17,595        13,436   5,861  (2,301)      (643)   16,353
                            ==============================================      =============================================

Integrated Summary EBITDA
(Unaudited)                     Three Months Ended September 30, 2003              Three Months Ended September 30, 2002
                                -------------------------------------              -------------------------------------
                                                   Enter-                                             Enter-
                               Voice      Data     tainment    Combined         Voice       Data      tainment     Combined
                              -----------------------------------------        --------------------------------------------
Traditional Summary EBITDA:
  Long Distance              $ 20,494                           20,494          21,493                               21,493
  Cable                                              9,705       9,705                                   9,651        9,651
  Local Services                 (863)                            (863)         (1,422)                              (1,422)
  Internet                                1,326                  1,326                        567                       567
                              -----------------------------------------        --------------------------------------------
                               19,631     1,326      9,705      30,662          20,071        567        9,651       30,289

EBITDA Reallocations:
  Long Distance                (9,477)    9,477                      -         (11,423)    11,423                         -
  Cable                                   2,372     (2,372)          -                      1,829       (1,829)           -
  Local Services                  (27)       27                      -             (38)        38                         -
                              -----------------------------------------        --------------------------------------------
   Integrated Summary EBITDA $ 10,127    13,202      7,333      30,662           8,610     13,857        7,822       30,289
                              =========================================        ============================================

Traditional Summary             Three Months Ended September 30, 2003                Three Months Ended June 30, 2003
(Unaudited)                     -------------------------------------                --------------------------------
                               Long            Local                              Long            Local
                             Distance  Cable  Services  Internet  Combined      Distance  Cable  Services  Internet  Combined
                            ----------------------------------------------      ---------------------------------------------
Revenues                    $ 60,166  23,699   9,540      4,922    98,327        58,032  23,872   9,245      4,790    95,939

Cost of sales                 17,822   6,604   5,933      1,511    31,870        16,412   6,374   5,863      1,422    30,071
                            ----------------------------------------------      ---------------------------------------------
   Contribution               42,344  17,095   3,607      3,411    66,457        41,620  17,498   3,382      3,368    65,868
                            ----------------------------------------------      ---------------------------------------------
Selling, general and
  administrative expenses     21,485   7,222   4,470      2,085    35,262        21,595   6,315   4,431      1,953    34,294
Bad debt expense                 365     168       -          -       533           584     218       -          -       802
                            ----------------------------------------------      ---------------------------------------------
  EBITDA                      20,494   9,705    (863)     1,326    30,662        19,441  10,965  (1,049)     1,415    30,772

Depreciation & amortization    6,983   4,379     876        829    13,067         6,814   4,296     872        818    12,800
                            ----------------------------------------------      ---------------------------------------------
   Operating income (loss)  $ 13,511   5,326  (1,739)       497    17,595        12,627   6,669  (1,921)       597    17,972
                            ==============================================      =============================================

Integrated Summary EBITDA
(Unaudited)                     Three Months Ended September 30, 2003                Three Months Ended June 30, 2003
                                -------------------------------------                --------------------------------
                                                   Enter-                                             Enter-
                               Voice      Data     tainment    Combined         Voice       Data      tainment     Combined
                              -----------------------------------------        --------------------------------------------
Traditional Summary EBITDA:
  Long Distance              $ 20,494                           20,494          19,441                               19,441
  Cable                                              9,705       9,705                                  10,965       10,965
  Local Services                 (863)                            (863)         (1,049)                              (1,049)
  Internet                                1,326                  1,326                      1,415                     1,415
                              -----------------------------------------        --------------------------------------------
                                19,631    1,326      9,705      30,662          18,392      1,415       10,965       30,772

EBITDA Reallocations:
  Long Distance                (9,477)    9,477                      -          (8,410)     8,410                         -
  Cable                                   2,372     (2,372)          -                      2,406       (2,406)           -
  Local Services                  (27)       27                      -             (28)        28                         -
                              -----------------------------------------        --------------------------------------------
   Integrated Summary EBITDA $ 10,127    13,202      7,333      30,662           9,954     12,259        8,559       30,772
                              =========================================        ============================================